EXHIBIT 6.4

(English Translation)

Guizhou Kaili Land-based Culture System

Project contract

Contract No.: DGSSC-XY20190623 1

Party A: Dongguan CIMC Intelligent Technology Co., Ltd. Address: Songshan Lake High-tech, Dongguan City

Room A and B, Building 11, Zhongji Zhigu, No. 1 Nanshan Road, Industrial Development Zone; Unified Social Credit Generation

Code (registration number): 91441900MA4UL46U01.

Party B: Guizhou Wanfeng Lake Smart Aquatic Technology Co., Ltd. Address: Building 5, Fatshan Resettlement Area, Fengdu Office, Xingyi City, Guizhou Province, Guizhou Province; Uniform Social Credit Code Registration No.: 91522300MA6ECG9C5H.

Party A shall, in accordance with the relevant laws and regulations of the People's Republic of China Contract Law and other relevant laws and regulations, follow the principles of equality, voluntariness, fairness and good faith, and Party B shall be friendly to Party A and Party B. During the negotiation, both parties signed and signed this contract and complied with it.

Article 1 Content of the contract project

1. Project Name: Land-based aquaculture system engineering.

2. The project content includes land-based aquaculture system design fee, labor cost, material fee, transportation cost and technical service fee, including land-based aquaculture system production, system water inlet and outlet pipe system (excluding main water inlet and drainage pipe), and site Installation services; system accessories such as breeding cabinets and centralized filtration systems are detailed in the attached configuration list.

3. Technical specifications and drawings: according to the specifications of land-based farming systems.

4. System parameters: The water body of a single culture system is 100m3, the culture density is greater than or equal to 50kg/m3 (refer to tilapia culture), and the energy consumption of a single culture system is not more than 2KW.

5. A total of 400 sets of land-based aquaculture system projects, the total price of the project: ¥40,000,000.00; capital: 10,000 yuan, currency: RMB, this is the price of the project-related invoice.

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6. If there are any additions or reductions to the above-mentioned contract content, the project will be adjusted according to the actual amount of engineering work. Party A and Party B will sign a supplementary agreement according to the addition or reduction.

Article 2 Product Delivery

1. Delivery location: within the scope of Kaili City, Guizhou

2. Delivery method: Party B delivers and transports to the designated place

3. Delivery time: agreed by both parties (the specific delivery time is adjusted according to the actual situation)

4. Basic conditions for the construction of Party B (site compliance specification)

(1) Party A is responsible for handling the relevant formalities for legal declaration and approval. Party A is responsible for the legal procedures for improving the land use procedures, environmental protection, and planning of the site.

(2) Party A needs to do a good job in the three-way and one-level installation of the site: access: can pass the 12-meter long flat transport vehicle and self-provided crane; water: the water source water quality is stable and available for a long time, the flow rate is 200m3/H; : 380V and 220V power supplies are required on site.

(3) The terrain of the site is flat and open, with strong wind and flood prevention capabilities, ensuring that the farm system placement area will not be flooded when flooding.

(4) The foundation where each breeding box is placed is required to be flat and can bear 100T (each breeding box covers an area of about 60 square meters).

Article 3 Product Quality Assurance

1. Product quality requirements: Party B shall design and construct the construction drawings according to the design plan determined by the audit, strictly follow the construction drawings and meet the national/industry quality standards.

2. Change processing method: If Party A delays delivery time, it must notify Party B in writing 3 days before the deadline for delivery. Party A shall notify Party B in writing [7] days in advance if it is necessary to change the specification, model, quantity and color of the ordered product. After the written confirmation by both parties, Party B can only adjust the contract amount for the price difference caused by the change of specifications and models, but may not charge other fees for Party A's change. Party A shall be exempt from Party B's liability for Party B's delay in delivery due to Party A's change in the specifications, model, quantity and color of the goods.

3. Product warranty: The total warranty period of the contract is detailed in the attached notes. The warranty period begins on the date of delivery. During the

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warranty period, if there is a quality problem in the product (except for the defects caused by the quality of the product itself or the defects caused by the non-operativity of Party B), Party B shall be responsible for the free replacement and repair of the parts. Party B may provide maintenance and repair services due to improper damage caused by the improper operation of Party A personnel or maintenance and repair outside the warranty period. Party B shall charge the fees according to the corresponding materials and labor costs.

4. Party B provides free training services for products and systems, and systematically trains the operators of Party A to ensure that the trainees are proficient in system operation skills and the system can operate well.

Article 4 Payment method

1. Within 5 working days from the date of signing the contract, because Party B must customize the PE sheet and filtering equipment facilities and accessories of the foreign enterprise, Party A shall pay Party B the [40%] of the total contract price as the project advance payment, breeding pool and After the filter equipment is in place and before installation, Party A shall pay Party B the [40%] of the total contract price as the project progress payment; before the system is commissioned, Party A shall pay Party B the [20%] of the total contract price as the project balance.

2, collection account information

Company Name: Guizhou Wanfeng Lake Smart Aquatic Technology Co., Ltd.

Company Address: Fengdu, Xingyi City, Buyi and Miao Autonomous Prefecture, Southwest Guizhou Province

Building 5, Fat Hill Resettlement Area

Bank: Guizhou Xingyi Rural Commercial Bank Co., Ltd.

Account number: 820000000001614345

Article 5 Liability for breach of contract

1. Except as otherwise provided in this contract, both parties to the contract must fully perform this contract, otherwise, they shall bear the corresponding liability for breach of contract.

2. If Party B fails to complete the delivery on time, Party A shall pay Party A the liquidated damages on the basis of 5 days of the total contract price. If the overdue period exceeds 30 days, Party A shall have the right to terminate the contract and pay Party A the equivalent of the contract. 10% of the penalty for the price. Party B shall not be liable for any breach of contract due to Party A's reasons (plan adjustment, overdue delivery, contract and payment, etc.) resulting in deferred delivery.

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3. If Party A fails to pay the project payment according to the time limit stipulated in the contract, Party B will pay liquidated damages to Party B on the basis of 5 days of the total contract price. If it is overdue for more than 30 days, it will pay the equivalent contract to Party A in addition to the liquidated damages. 10% of the total price of liquidated damages.

4. In the process of contract execution, if Party A requests to cancel the execution of the contract, Party A shall compensate Party B for all losses caused by Party B to cancel the contract and pay Party B a penalty of 20% of the total contract price.

Article 6 Address

1. All notices required by the other party to the other party and the documents and exchanges between the two parties and the notices and requirements related to this contract must be in writing and can be used (letter, fax, email, face-to-face delivery, etc.). transfer.

2. The communication addresses of the parties are as follows

Party A: CIMC Zhigu, No. 1 Nanshan Road, Songshan Lake High-tech Industrial Development Zone, Dongguan City

Room A and B of Building 11

Party B: Fatshan An, Fengdu Office, Xingyi City, Buyi and Miao Autonomous Prefecture, Southwest Guizhou Province

Building 5

3. The notice of change or the address of a party shall be notified to the other party in writing within [7] working days from the date of the change; otherwise, the unrecognized party shall bear the relevant liabilities arising therefrom.

Article 7 Confidentiality clause

The parties hereto agree that they shall be obliged to keep confidential the relevant materials obtained by the other party during the signing and performance of this agreement, and shall not disclose directly or indirectly to any third party without the need to perform this agreement or without the written consent of the other party; It is further confirmed that it will take all necessary measures to prevent any affiliated company, employee, agent or any other person from illegally using or disclosing any confidential information.

Article 8 Force Majeure

1. If the contract cannot be performed due to force majeure, the contract shall be terminated and the parties shall not bear any responsibility, except as otherwise provided in this contract.

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2. If part of the contract cannot be performed due to force majeure (including delays in performance), the corresponding liability shall be waived according to the influence of force majeure, except as otherwise provided in this contract.

3. If a party to the contract delays the performance of the contract, force majeure will not be waived.

4. If the force majeure affects the performance of the contract, the party that is subject to force majeure shall promptly notify the other party and submit to the other party a sufficient and valid proof of force majeure within a reasonable period after the end of force majeure. Otherwise, the corresponding liability shall not be waived.

5. The term "force majeure" as used in this contract refers to an objective situation that cannot be foreseen, cannot be avoided, and cannot be overcome. Force majeure includes war, earthquake, turmoil, falling of flying objects or other explosions caused by non-Party or Party B's responsibility, fire, typhoon, etc.

6. Delays cannot be exempted due to force majeure after the contract party has delayed performance of the contract.

The corresponding responsibilities of the performing party.

Article 9 Dispute Resolution

1. This contract is governed by and construed in accordance with the laws of the People's Republic of China.

2. The disputes arising during the performance of this contract shall be settled through negotiation between the two parties. If the negotiation fails, the dispute shall be settled as follows: in accordance with the law, in the people's court at the place where the prosecution party is located, during the trial of the court, except for the matters submitted to the court for trial, the contract Other parts should continue to be performed.

Article 10 Effect of the contract

1. This contract shall take effect from the date on which the legal representatives of the parties or both parties or their authorized representatives sign and affix the official seal of the unit or the special seal of the contract.

2. The original of this contract is in the form of one copy, Party A is responsible for the share, Party B is responsible for the share, has the same legal effect, and the scanned copy is also valid.

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Party A (seal): Dongguan CIMC Intelligent Technology Co., Ltd.

Authorized representative (signature):

Company signature:

Date of signing: Year Month Day

Party B (seal):

Authorized representative (signature): Guizhou Wanfeng Lake Smart Aquatic Technology Co., Ltd.

Company signature:

Date of signing: Year Month Day

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